Exhibit 99.2

Chembio Diagnostics Receives $4 Million Purchase Order from Bio-Manguinhos for Production of DPP COVID-19 IgM/IgG System in Brazil

HAUPPAUGE, NY, March 20, 2020 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostic company focused on infectious diseases, today announced its receipt of a $4 million order from Bio-Manguinhos for the purchase of Chembio’s DPP COVID-19 IgM/IgG System, to support the urgent needs of Brazil’s Ministry of Health. Bio-Manguinhos is a subsidiary of the Oswaldo Cruz Foundation (Fiocruz) that is responsible for the development and production of vaccines, diagnostics and biopharmaceuticals, primarily to meet demands of Brazil’s national public health system. Chembio has a long-standing relationship with Bio-Manguinhos, having supplied multiple products for point-of-care detection of HIV and other infectious diseases. Chembio’s Brazilian subsidiary has filed for ANVISA approval of the DPP COVID-19 IgM/IgG System under the emergency use authorization program.

The DPP COVID-19 IgM/IgG System is a single-use rapid point-of-care test for the detection and differentiation of IgM and IgG antibodies to COVID-19 in whole blood, via fingerstick using Chembio’s handheld analyzer, which achieved ANVISA approval and CE Mark during 2019. The System is intended for use in clinical and point-of-care settings to aid in the diagnosis of SARS‑CoV-2 infection.

“We are pleased to deepen our relationship with Bio-Manguinhos to address the serological testing needs surrounding COVID-19,” said Javan Esfandari, Chembio’s Executive Vice President and Chief Science & Technology Officer. “Recent studies reiterate that both molecular and serological tests are needed to definitively confirm a virus carrier, and the strength of our DPP platform technology enabled our team to develop a high quality test for SARS‑CoV‑2 efficiently and rapidly. Our serology test will detect the presence of antibodies in blood indicating that a person had an immune response to SARS-CoV-2, regardless of whether symptoms developed from infection or if the infection was asymptomatic.”

In the United States, Chembio will begin testing the DPP COVID-19 IgM/IgG system at multiple sites. The testing program has been designed to generate the clinical validation data that Chembio needs in order to submit the DPP COVID-19 IgM/IgG System for Emergency Use Authorization by the FDA and to commercially launch the System under new FDA guidelines.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease, a number of which applications are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
The first, third and fourth paragraphs of this press release contain statements concerning Chembio’s sales, development and commercialization expectations that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views based on certain assumptions, and they involve risks and uncertainties. Actual results, events, or performance may differ materially from the forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to: the timely fulfillment by Bio-Manguinhos of its obligations under its purchase commitment; the ability of Chembio to maintain existing, and timely obtain additional, regulatory approvals; the risks of doing business with a foreign country, including geopolitical, international and other challenges as well as potential material adverse effects of tariffs and other changes in U.S. trade policy; and other risks described in public reports filed by Chembio with the Securities and Exchange Commission, including under the caption “Risk Factors” in Chembio’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. Chembio undertakes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

DPP is Chembio’s registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademark.

Contact:
Philip Taylor
Gilmartin Group
(415) 937-5406
investor@chembio.com